Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Nvni Group Limited (the “Company”) on Form F-4 (File No. 333-272688) of our report dated April 3, 2023, which includes an explanatory paragraph as to Mercato Partners Acquisition Corp.’s ability to continue as a going concern, with respect to our audit of the financial statements of Mercato Partners Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from February 22, 2021 (inception) through December 31, 2021 appearing in the Annual Report on Form 10-K of Mercato Partners Acquisition Corp. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

Houston, TX

September 27, 2023